Change in Independent Registered Public Accounting Firm

On March 6, 2023, Cohen & Company, Ltd. (“Cohen”) finalized the acquisition of BBD’s Investment Management Group, which resulted in the client-independent registered public accounting firm relationship between the FCF US Quality ETF, FCF International Quality ETF, Donoghue Forlines Tactical High Yield ETF, Donoghue Forlines Risk Managed Innovation ETF and Donoghue Forlines Yield Enhanced Real Asset ETF (each a “series” or “Funds”) of the TrimTabs ETF Trust (the “Trust” or “Registrant”) and BBD, LLP ceasing on March 13, 2023.

The Funds, upon the recommendation and approval of their Audit Committee and Board of Trustees, engaged Cohen as their new independent registered public accounting firm on June 13, 2023 to audit the Funds’ financial statements for the fiscal year ending July 31, 2023.

The report of BBD on the financial statements of the Funds as of and for the fiscal years ended July 31, 2022 and July 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended July 31, 2022 and July 31, 2021, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the Registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended July 31, 2022 and July 31, 2021, and during the subsequent interim period through March 13, 2023, neither the Registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

October 6, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: TrimTabs ETF Trust
File no. 811-22995

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of FCF US Quality ETF, FCF International Quality ETF, Donoghue Forlines Tactical High Yield ETF, Donoghue Forlines Risk Managed Innovation ETF and Donoghue Forlines Yield Enhanced Real Asset ETF, each a series of shares in TrimTabs ETF Trust, dated October 6, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP